Exhibit 6.8

LEASE AGREEMENT

THIS LEASE is made and entered into this 9th day of February, 2021, between GIOVANNI MUCCIACCIARO ENTERPRISES, L.L.C. and/or assigns, whose mailing address is 17607 Bent Tree Ct., Baton Rouge, LA 70810 (hereinafter referred to as "Landlord") and GOLFSUITES BATON ROUGE, LLC, whose mailing address is 2738 Falkenburg Road South, Riverview, FL 33578, and whose taxpayer identification number is __________________ (hereinafter referred to as "Tenant") (the "Lease").

1.    LEASED PREMISES. Subject to the terms, provisions, and conditions set out herein, Landlord hereby leases unto Tenant, for the term, at the rental and upon the other terms and conditions as hereinafter set forth, the premises (including all improvements thereon) consisting of approximately 16.91 acres +/- more fully shown or described on Exhibit A, which is attached hereto and made a part hereof, and all improvements thereon, which land and improvements bear municipal address 8181 Siegen Lane, Baton Rouge, LA (the "Leased Premises"). The Leased Premises is currently subject to an existing February 11, 2016 cell tower Lease Agreement with Verizon Wireless Personal Communications LP and a billboard Lease with Lamar, Tenant leases the Leased Premises subject thereto, the premises in those two (2) existing leases are excluded from this Lease, and Landlord retains the rights and obligations of such leases and to future leases of the same.

2.    LEASE TERM.

(A)           The initial term of this Lease shall be five (5) years (the "Initial Term"). The term of the Lease shall commence on March 1, 2021 ("Commencement Date"). If Landlord permits Tenant to have occupancy of the Leased Premises prior to the Commencement Date, then Tenant's obligation to pay rent and all of Tenant's other obligations under this Lease shall commence on the date of occupancy, but the termination date of the term shall not be affected. If Landlord is unable to give possession of the Leased Premises to Tenant on the Commencement Date for any reason, and provided Tenant is not responsible for such delays, the rent provided hereunder shall not commence until the Leased Premises are available for occupancy or for construction of Tenant improvements, whichever shall first occur, but the termination date of the term will not be affected thereby. No such failure to make the Leased Premises available on the Commencement Date shall affect the validity of this Lease or the rights of the parties hereunder, or subject Landlord to liability of any nature.

(B)           Tenant shall have two (2) options to extend the term of this Lease for five (5) years each commencing the day after the then existing Initial Term or Renewal Term (the renewal term that will result if Tenant's option is duly exercised is hereinafter a "Renewal Term"). Tenant's option to renew and the Renewal Term shall be on the following terms and conditions:

(i)               Tenant may exercise its option by delivering to Landlord notice of its election to renew no later than six (6) months prior to the last day of the then existing Initial Term or Renewal Term and if Tenant fails to deliver this notice in a timely fashion, then this Lease will terminate on the last day of the then existing Initial Term or Renewal Term and Tenant will have no further right to renew or extend the term;

(ii)                 Tenant may exercise its option only if this Lease is in full force and effect and no default exists hereunder at the time of such exercise; and

(iii)               The Renewal Term shall be on the same terms and conditions as are contained herein, except that the rent will be as set out in Article 3 and this subsection B. shall not grant Tenant the right to renew the term beyond the expiration of the second Renewal Term.

(C)       All references to the "term" or "Term" of this Lease set out herein shall refer to the Initial Term and will include the Renewal Terms at the time Tenant's option to renew is duly exercised.

3.      RENT.

(A)           Throughout the term, beginning on the Commencement Date, Tenant will pay Landlord a monthly base rent ("Monthly Base Rent") in the amount set out in subsection (B) below, which Monthly Base Rent will be payable in advance, on the first day of each calendar month during the term hereof, without prior notice or demand, to Landlord or its agent at Kurz & Hebert Commercial Real Estate, Inc. P.O. Box 80301 Baton Rouge, LA 70898 , or to such other party or at such other address as Landlord may designate in writing. If the term of this Lease should commence on any day other than the first day of a calendar month or should end on any day other than the last day of a calendar month, the Monthly Base Rent for such fractional month shall be prorated in the proportion that the number of days this Lease was in effect during such month bears to thirty (30).

(B)           During the Initial Term, the Monthly Base Rent will be equal to the following: Months 1-6 $Zero monthly, Months 7-12 $2,500.00 monthly, Months 13-24 $3,300.00 monthly and Months 25-60 $5,000.00 monthly (the "Initial Term Base Rent"). During the first Renewal Term, the Monthly Base Rent will be equal to $5,500.00 monthly. During the second Renewal Term, the Monthly Base Rent will be equal to $6,050.00 Monthly.

(C)           In addition to the Monthly Base Rent, Tenant will pay to Landlord as additional rent ("Additional Rent"), at the address provided for the payment of Monthly Base Rent, any other amounts whatsoever that Tenant assumes or agrees to pay, or that become due by Tenant to Landlord hereunder. The term, "rent" or "Rent" as used in this Lease, shall mean Monthly Base Rent and Additional Rent, collectively.

(D)           All rent more than ten days in arrears shall bear interest at the rate of twelve (12%) percent per annum from the date due until paid. Payment of interest on the amount due shall be made at the same time as payment of the amount due, with the understanding that if Tenant makes any payment that is less than the total amount due, including all interest, Landlord may, at its option, either refuse to accept such payment unless and until the total amount due, including interest, is tendered, or accept the lesser amount without waiving the interest or any other amount due. This covenant to pay interest on rent payments not made when due shall not preclude Landlord from employing any remedy available to Landlord herein upon default in the payment of the rent and shall not be considered to create a "grace period" for the curing of defaults in making rent payments when due.

(E)            This Lease is a net lease, and the rent payable by Tenant to Landlord shall be absolutely net to Landlord so that this Lease shall yield, net, to Landlord, the Monthly Base Rent and Additional Rent specified herein in each month during the term, free of any charges, assessments, impositions, or deductions of any kind, and without abatement, deduction, or setoff. All costs, expenses, and obligations of every kind and nature whatsoever that may arise or become due during the term, including, but not limited to, all taxes, insurance, charges for utilities, and maintenance expenses, shall be paid by Tenant when due.

4.         PREPAID RENT. Tenant shall pay to Landlord the first and last Monthly Base Rent at the time of Tenant's Lease execution. Landlord hereby acknowledges receipt of a prepaid monthly rent equal to the first and last Monthly Base Rent of $7,500.00, which shall be held by Landlord without interest, and Landlord will apply it to such first and last month of Monthly Base Rent when it becomes due or at Landlord's election may apply it to cure any Tenant default. If Landlord uses, applies, or retains any of the prepaid rent to cure a Tenant default, Tenant shall immediately pay Landlord the amount necessary to restore the prepaid rent to its original amount.

5.         CONDITION AND MAINTENANCE OF LEASED PREMISES. Tenant has inspected the Leased Premises and accepts the Leased Premises "as-is, where-is," in their condition at the beginning of the term of this Lease, acknowledges that the Leased Premises are in a good and satisfactory condition, and hereby waives all representations and warranties on the part of Landlord, whether express or implied, including, without limitation, all warranties that the Leased Premises are free from defects or deficiencies, whether hidden or apparent, and all warranties under any other provision of law, including, but not limited to, Louisiana Civil Code Articles 2696-2702. Landlord has disclosed to Tenant that the Leased Premises has flooded. Landlord will have no obligation to make any improvements or changes to the Leased Premises.

(A)       Tenant hereby assumes full responsibility throughout the term for the condition of the Leased Premises, and Tenant shall perform all maintenance and repairs that are necessary or desirable to keep the Leased Premises in the same good, orderly and safe condition and state of repair as they are on the date hereof, normal wear and tear excepted. Tenant's maintenance and repair obligations shall include, without limitation, replacement of any glass broken on the Leased Premises, maintenance, repair, and, if necessary, replacement, of electrical, heating, and air conditioning equipment, plumbing fixtures and equipment, lighting fixtures and other utility equipment and appliances, replacement of lamps, bulbs, and ballasts, periodic extermination and vermin removal, and all grass cutting and landscaping and interior and exterior cleaning and trash removal necessary to keep the entire Leased Premises, both inside and out, in good, clean order, condition, and repair. All such maintenance and repair shall be of a class or quality that is at least equal to the original work or construction in the Leased Premises, shall otherwise be completed to the satisfaction of Landlord, and shall be done only by engineers, contractors, carpenters, electricians, painters, mechanics or others approved by the Landlord (which approval shall not be unreasonably withheld or delayed), but shall be at the sole cost and expense of Tenant.

(B)       In no event will Landlord have any obligation to perform any maintenance, repairs, or replacements at any time prior to or during the term.

6.     USE OF LEASED PREMISES. Tenant shall use and occupy the Leased Premises for an upscale golf driving range using the trade name GolfSuites and for no other purpose. Without broadening the foregoing exclusive permitted use, Tenant will not do or permit to be done any act or thing in or about the Leased Premises that would damage or depreciate the same, and will not do or permit to be done in or about the Leased Premises any act or thing that may injure the Leased Premises or be a nuisance, annoyance, inconvenience, or damage to the occupants of adjoining property or to the neighborhood.

7.     UTILITIES. Tenant shall be solely responsible for and shall promptly pay all charges, including, without limitation, all connection charges, for air conditioning, heating, electricity, gas, water, telephone, water and other utility service furnished to the Leased Premises. All such utility services shall be obtained directly from and supplied directly by the utility providing such services. Landlord is furnishing no utility services, connections, or facilities whatsoever to Tenant. Landlord shall not be liable for any interruption whatsoever in or any inability to provide utility services, and no such interruption or inability shall entitle Tenant to damages from Landlord or an abatement or reduction of rent.

8.    QUIET POSSESSION. Landlord covenants that so long as Tenant is not in default hereunder and Tenant shall pay rentals due hereunder, Tenant shall have, hold and enjoy the Leased Premises during the term of this Lease and any renewal or extension hereof. Tenant acknowledges that the Leased Premises are subject to all encroachments, servitudes, overhangs, title and zoning restrictions, ordinances, and other matters of record.

9.    ALTERATIONS.

(A)       Tenant shall make no installations, alterations, additions, or improvements in or to the Leased Premises without Landlord's prior written consent and its prior review and approval of the all plans and specifications therefor, provided, however, that Tenant may make interior, non-structural, cosmetic changes that do not affect the HVAC, plumbing, electrical, or mechanical systems of the Building without Landlord's consent. All installations, alterations, additions or improvements made by Tenant shall be at the sole expense of Tenant and shall be performed only by engineers, contractors, or mechanics approved by Landlord and subject to such conditions as Landlord may impose. Tenant shall, before making any installations, alterations, additions, or improvements, obtain all permits, approvals and certificates required by any governmental body or agency and certificates of final approval thereof, and shall upon request, deliver promptly duplicates of all such permits, approvals and certificates to Landlord. Tenant agrees to carry such worker's compensation, general liability, and personal and property damage insurance as Landlord may reasonably require. Any lien filed against the Leased Premises or Tenant's interest therein or the Building for work claimed to have been done, or for materials claimed to have been furnished to Tenant or to the Leased Premises (other than liens and privileges arising from work described in this Lease that is to be performed by Landlord) shall be discharged by Tenant within ten (10) days thereafter at Tenant's expense.

(B)              Tenant shall not in any manner deface or injure the Leased Premises or overload its floors, it being mutually agreed that in no event shall any weight placed upon said floor exceed fifty (50) pounds per square inch.

(C)              All installations, additions, fixtures and improvements in or upon the Leased Premises, whether placed there by Landlord or Tenant, and including, without limitation, paneling, decorations, partitions, railings, carpeting, and flooring, shall become the property of Landlord and shall remain upon the Leased Premises at the termination of the Lease without compensation, allowance or credit to the Tenant, provided, however, if prior to the expiration or other termination of this Lease or within ten (10) days thereafter Landlord so directs by notice, Tenant shall promptly remove those installations, fixtures and improvements placed in the Leased Premises by Tenant as designated in the notice, and shall repair all portions of the Leased Premises to which they were attached.

10.       TENANT'S INITIAL IMPROVEMENTS.

(A)             Tenant represents and warrants that at the beginning of the term Tenant shall construct at least $400,000.00 of capital improvements creating the upscale golf driving range on the Leased Premises, which shall be completed within the first year of the term. Tenant shall not construct any building, improvements or other construction or make any alteration, addition, or improvement to the Leased Premises or any part thereof that will affect the structure (the term "structure" as used herein will include the roof, foundation, and all other structural elements of the Leased Premises) or function of any buildings or improvements now on the Leased Premises unless it shall first obtain Landlord's prior written approval to such building, other construction, or alteration, addition, or improvement and all plans and specifications therefor. The term, "Improvements", as used herein, shall mean all buildings, improvements, alterations and other constructions made in, on, or about the Leased Premises by Tenant and any and all alterations, additions, and improvements thereto or to the Leased Premises by Tenant. In no event shall Tenant construct or permit the construction of any Improvements that would cause the value of the Leased Premises to be diminished in any way or that would adversely affect the safety or usefulness of the Leased Premises or violate any law.

(B)              All of the Improvements shall be constructed in a good and workmanlike manner, in accordance with law, in accordance with the matters and plans and specifications to which Landlord has given its approval (except in the case of interior, non-structural Tenant Improvements that do not affect function), and in accordance with this Subsection. No Improvements may be constructed until Tenant shall have procured and paid for, so far as the same may be required, all necessary permits and authorizations of all governmental authorities having jurisdiction. Landlord shall join in the application for such permits or authorizations promptly upon request at Tenant's expense whenever necessary and upon request by Tenant. All Improvements (other than interior, non-structural Tenant Improvements having a construction cost of less than $25,000.00) shall be constructed under a bonded contract. Tenant shall take all necessary actions allowed by law to ensure that no lien is filed against the Leased Premises. The aforesaid bond shall be for the full amount of the contract price under a performance and payment bond written by a surety company that is qualified to do business in the state in which the Leased Premises is located. Landlord will be named as co-obligee under the bond. In addition, Tenant and/or Tenant's contractor shall procure and keep in full force and effect at all times during the performance of its work in or about the Leased Premises during the term appropriate policies of insurance, including, but not limited to, builder's risk and contractor's liability insurance with a limitation of liability of at least $1,000,000.00 or such other minimum limits as Landlord may from time to time reasonably require, worker's compensation insurance with statutory limits, and employers' liability insurance with limits of liability of at least $1,000,000.00 or such other minimum limits as Landlord may from time to time reasonably require. All such policies of insurance shall satisfy Section 14(A) below.

(C)              All of the Improvements shall form part of the Leased Premises, and all such Improvements shall be and remain the property of Landlord throughout the term, and shall remain upon and be surrendered with the Leased Premises in good order, repair, condition, and appearance, ordinary wear and tear and Casualty (as hereinafter defined) damage excepted, at the expiration or other termination of this Lease, without any obligation on the part of Landlord to pay Tenant any compensation therefor. Anything to the contrary in the foregoing notwithstanding, Landlord shall have the right, at its option, to require Tenant, at the expiration or other termination of this Lease, to cause any or all of the Improvements to be removed and any or all of the Leased Premises to be replaced in the condition in which they were on the Commencement Date (subject to ordinary wear and tear and Casualty damage) at Tenant's sole cost and expense. All furniture and other items that are not permanently attached to and do not form component parts of the Leased Premises shall be and remain the property of Tenant.

(D)             Landlord's consent to or approval of any Improvements or any plans and specifications therefor or other matter with respect thereto shall not be deemed to be a warranty or representation on the part of Landlord that such building, other construction, or alteration, addition, or improvement will be free from defects or fit for any use or purpose whatsoever or to be any other representation or warranty or to impose any obligation whatsoever on Landlord, and Landlord will not be liable or responsible to Tenant or any other person or entity for any such matters with respect to which Landlord gives its approval or consent or fails to give its approval or consent.

(E)              Tenant shall be responsible for all Improvements to the Leased Premises. Landlord shall have no obligation to make any improvements.

11.       TAXES.

(A)       Tenant shall be responsible for all regular real estate taxes, assessments, water meter charges, and all general or special ad valorem taxes, assessments, and charges, and all other charges and payments of every kind and nature whatsoever, extraordinary as well as ordinary, and whether or not within the contemplation of the parties, imposed by any federal, state, county/parish, local, municipal or other governmental bodies, departments, agencies, authorities or other lawful authorities (individually, a "Governmental Authority," and collectively, "Governmental Authorities") with respect to the Leased Premises or any part thereof, or upon any sidewalks or streets in front of or adjoining the Leased Premises, together with any and all taxes, assessments, and other charges levied, assessed, or imposed upon the Leased Premises, or any part thereof, in lieu of or in addition to the foregoing, together with all fees and charges of any Governmental Authority for the construction, maintenance, or use during the term of any vault, passageway, or space in, over, or under any street or sidewalk adjacent to the Leased Premises (collectively, "Real Estate Taxes").

(B)                Tenant shall pay annually the Real Estate Taxes for the Leased Premises. Landlord will bill Tenant annually upon receipt of the tax bill and Tenant shall within fifteen (15) days of receipt of the tax bill, at Landlord's election, either pay the Real Estate Taxes directly to the authority or reimburse Landlord if Landlord has already paid the Real Estate Taxes. If Tenant fails to pay any such Real Estate Taxes to Landlord within this period, then, in addition to any interest due hereunder, Tenant will be responsible for and will pay to Landlord, upon demand, all fines, penalties, interest, and costs that may be added thereto by or otherwise payable to the taxing authority for the non-payment or late payment thereof. The certificate, advice, bill, receipt, assessment, notice, or statement issued or rendered by the appropriate officials authorized or designated by Law to give same or to receive payment of any Real Estate Taxes shall be prima facie evidence for all purposes of the existence, payment and/or amount of such Real Estate Taxes.

(C)                Tenant, at its sole cost and expense, shall also pay and discharge when due, all taxes and assessments that shall or may during the term be charged, levied, assessed, or imposed upon, any furniture, fixtures, or other movable property placed in or about the Leased Premises.

12.            COMPLIANCE WITH LAWS. Tenant, at Tenant's sole cost and expense, shall comply with all laws, ordinances, orders, rules, and regulations (individually, a "Law," and collectively, "Laws") of all Governmental Authorities, including, without limitation, the Americans With Disabilities Act, all environmental Laws, and all other Laws that relate to the use, maintenance, condition, cleanliness, safety, and occupancy of the Leased Premises and the business conducted in or at the Leased Premises.

13.            INDEMNITY AND LANDLORD'S NON-LIABILITY.

(A)       Tenant assumes all responsibility for the Leased Premises and occurrences thereon and for its acts, negligence, and fault, and the acts, negligence, and fault of its employees, agents, contractors, and invitees in or about the Leased Premises. Tenant further agrees to reimburse Landlord and its agents and employees for and to indemnify, defend, and hold harmless Landlord and its agents and employees from and against any and all loss or damage sustained by, liability or charges imposed on, and claims or causes of action asserted against, Landlord and its agents and employees, or any of them arising out of or by reason of (i) the Leased Premises, or any damage to or loss of property or injury to or death of any person or other accident or occurrence in the Leased Premises, or any existing or future condition, defect, matter, or thing, whether hidden or apparent, in the Leased Premises; or (ii) any business or other operations conducted by or any act, negligence, or fault of Tenant or any of its agents, employees, contractors, or invitees; or (iii) the violation of any law, ordinance, statute, or regulation by Tenant or any of its agents, employees, contractors, or invitees; (iv) Tenant's violation of or failure to comply fully with any of the provisions of this Lease, or (v) Tenant's obligations in the first sentence of this subsection (A).

(B)             In view of Tenant's insurance obligations hereunder, Landlord shall not be liable to Tenant or any of its agents, employees, contractors, or invitees for any loss of property, by theft or otherwise, or any personal injury or death or damage to property or other loss sustained by Tenant or any of its agents, employees, contractors, or invitees or any other person or entity, due to any condition, defect, matter, or thing, whether hidden or apparent, in or about the Leased Premises or any part of said Leased Premises becoming out of repair or to any other matters for which Tenant has agreed to indemnify Landlord in subsection A. above. This provision and Tenant's reimbursement and indemnification obligations set out above shall apply notwithstanding the fact that Landlord may be strictly liable as owner of the Leased Premises for the condition, thing, or occurrence that gave rise to the matter for which reimbursement or indemnity is sought. In no event shall Landlord have any liability to Tenant or to any other person or entity for loss of business or other consequential damages or any other liability beyond that stated in this Lease.

(C)             Tenant's reimbursement and indemnity obligations set out herein shall include, but not be limited to, any and all penalties, assessments, fines, damages, interest, settlement amounts, judgments, losses, costs of defense, reasonable attorney's fees, and other expenses. Tenant's reimbursement and indemnity obligations shall survive the expiration or other termination of this Lease.

(D)             Tenant's assuming possession of the Leased Premises constitutes an admission that it has examined the Leased Premises and found them in good and safe condition at that moment. Pursuant to the provisions of LSA-R.S. 9:3221, Tenant agrees to defend, indemnify and hold Landlord harmless from any responsibility whatsoever for damages to the Tenant or to any person whomsoever or to any property of the Tenant or others arising from the condition, upkeep and maintenance of the Leased Premises, and Tenant expressly relieves Landlord of any and all liability for injuries or damages caused by any vice or defect of the Leased Premises to the Tenant or to any occupant or to anyone in or on the Leased Premises or in or on any adjacent street, sidewalks, curbs, parking areas, common areas or other walks or areas adjacent to the leased premises. Tenant expressly assumes all such liability, agreeing to defend, indemnify and hold Landlord harmless from any liability whatsoever for any damages or injuries to any person or persons whomsoever or to the property of any person or persons whomsoever arising out of the occupancy, used, condition or state of repair of the Leased Premises, except as expressly set forth above. The indemnity shall extend to attorney's fees and costs. Tenant will indemnify Landlord and hold Landlord harmless from all loss and expense of any kind which Landlord may sustain or which may be asserted against Landlord as the result of injuries to persons or property resulting or alleged to result from any fault or negligence of Tenant or of Tenant's agents or employees, contractors, or invitees, or from the ownership, use, occupancy or maintenance of the Leased Premises.

14.     INSURANCE.

(A)       Tenant, at its expense, shall at all times during the tem' maintain in full force and effect the following insurance policies to protect itself and Landlord:

(i)              Comprehensive general public liability and property damage insurance providing coverage for products liability, personal liability, and property damage, with a "broad form" endorsement that includes a contractual liability endorsement covering Tenant's agreement to indemnify Landlord as set out in this Lease, with minimum combined single limits for bodily injury and property damage of $2,000,000.00 per person per occurrence, which policy shall name Landlord as an additional insured;

(ii)            Workers' Compensation Insurance in accordance with the all statutory requirements and Employers' Liability with a limit of $1,000,000.00;

(iii)          All risk property insurance on all buildings, facilities, improvements and other constructions forming part of the Leased Premises or located thereon (including, without limitation, the Building) covering all risks covered by an "all risk form" policy of fire and extended coverage insurance, and such other risks as Landlord may reasonably require, with limits equal to the full replacement value thereof, which policy shall name Landlord as loss payee;

(iv)          All risk property insurance on all of Tenant's furniture, equipment, and other personal property located in, upon, or about the Leased Premises, or used in the conduct of Tenant's business in, upon, or from the Leased Premises, covering all risks covered by a "all risk form" policy of fire and extended coverage insurance, with limits equal to the full replacement value thereof;

(v)            Flood hazard insurance on all buildings, facilities, improvements and other constructions forming part of the Leased Premises or located thereon (including, without limitation, the Building) with limits equal to the full replacement value thereof, which policy shall name Landlord as loss payee;

(vi)          Automobile insurance with commercially reasonable limits covering all Tenant owned vehicles.

(vii)        Income interruption insurance sufficient to cover payment of all rent as due under the Lease.

(viii)      Each insurance policy required under this Article shall be issued by a company that is approved to do business in the state in which the Leased Premises is located and that is acceptable to Landlord in its reasonable judgment. Tenant agrees to deliver a certificate of insurance with respect to each policy required hereunder to Landlord before the term begins and to deliver a certificate of insurance with respect to each renewal or replacement thereof no later than fifteen (15) days before any such insurance policy shall expire. If Landlord so requests, Tenant shall also deliver to Landlord an original (or certified copy) of each of the policies that names Landlord as loss payee or as an additional insured. Each certificate of insurance delivered to Landlord as required above shall be accompanied by a certificate of the insurer that such policy may not be canceled except upon thirty (30) days' prior written notice to Landlord. Each policy of insurance maintained hereunder and each renewal or replacement thereof shall contain a clause in a form acceptable to Landlord providing that each underwriter shall waive all of its rights of recovery, under legal or conventional subrogation or otherwise, against Landlord;

(ix)           Landlord may obtain its own comprehensive general liability and property damage insurance, and any other type of insurance that it deems necessary in its reasonable discretion, and Tenant shall reimburse Landlord for the cost thereof within fifteen (15) days after receipt by Tenant of the amount paid by Landlord for such insurance, or, at Landlord's election, Tenant shall pay to Landlord monthly an estimated amount towards said insurance equal to one-twelfth (1/12) of the amount estimated by Landlord. Within thirty (30) days of the end of each year, Landlord shall either reimburse Tenant for any overpayment or bill Tenant for any underpayment based upon the actual premium incurred by Landlord for the year. Tenant shall pay Landlord for the underpayment within thirty (30) days of receipt of an invoice from Landlord; and

(x)            If Landlord, in its reasonable discretion, determines that the limits of insurance should be increased to a higher commercially-reasonable rate, Landlord shall notify Tenant in writing, and Landlord and Tenant shall maintain the new limits within thirty (30) days of Tenant's receipt of Landlord's written notice.

15.              CASUALTY. Tenant will give Landlord immediate notice of any damage to the Leased Premises caused by fire, flood, storm, civil commotion, or other casualty ("Casualty"). If the Building is damaged or destroyed to such an extent that it is not usable for the conduct of Tenant's business and if such damage or destruction cannot be repaired within one hundred eighty (180) days, then either Tenant or Landlord will have the right, at its option, to terminate this Lease by notice to the other given within fifteen (15) days after the date of the damage or destruction. If either party elects to terminate this Lease as aforesaid, then this Lease will come to an end on the date of the Casualty with the same effect as if such date were the original termination date hereof, and all rent will be paid by Tenant through the date of the Casualty or the last day on which Tenant occupies the Leased Premises, whichever is later. If the Leased Premises are damaged or destroyed by Casualty, but this Lease is not terminated either because the damage or destruction is not sufficiently extensive to give either party that right or because the parties elect to retain this Lease in effect, then Tenant (or Landlord at its election) will perform repairs or restoration to the Leased Premises. Tenant's rent will not be abated. Tenant will have no claim against Landlord in tort, contract, or otherwise, arising from or as a result of the destruction of or any damage to the Leased Premises or any property contained therein, by any Casualty, or from a termination of this Lease in accordance with this Article.

16.              CONDEMNATION. If the entire Leased Premises are taken or condemned by a governmental authority or if there is a taking or condemnation of so much of the Leased Premises that the remainder is rendered unusable for Tenant's business purposes, then this Lease will terminate as of the date on which title vests in the condemning governmental authority with the same effect as if such date were the original termination date of this Lease, and all rent shall be paid through such date. If there is a taking or condemnation of a portion of the Leased Premises that does not cause the termination of this Lease as aforesaid, then this Lease shall remain in effect, and Tenant's rent will be reduced to an amount that is proportionate to the portion of the Leased Premises that remains after the taking or condemnation. Tenant will not be entitled to any part of any award that may be made or for any damages that may be paid by reason of any taking or condemnation of all or any part of the Leased Premises, and Tenant will have no claim whatsoever against Landlord or the governmental authority for Tenant's leasehold interest or otherwise arising or resulting in any way from such taking or condemnation. All compensation awarded upon or by reason of such taking or condemnation shall belong and be paid to Landlord, and Tenant hereby assigns and transfers to Landlord any and all right to compensation or damages to which Tenant may become entitled during the term by reason of the taking or condemnation of all or any part of the Leased Premises.

17.         SUBORDINATION.

(A)           This Lease is subject and subordinate to any of Landlord's mortgage, deed of trust, other financing agreements, and/or ground lease which now or hereafter encumbers or affects the Leased Premises or any part thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by the holder of any mortgage on the Leased Premises or any part thereof (a "Mortgagee") or ground landlord. In confirmation of such subordination, however, Tenant shall, at Landlord's request, promptly execute any appropriate certificate or instrument that Landlord may request. Tenant hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such certificate or instrument on behalf of Tenant. In the event of the enforcement by any Mortgagee or ground landlord of the remedies provided for by law or by such mortgage or ground lease, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of such successor in interest without change in the terms or other provisions of this Lease. Upon request by such successor in interest, Tenant shall execute and deliver an instrument or instruments confirming the appointment provided for herein.

(B)           At Landlord's request, Tenant will execute an estoppel certificate or a three-party agreement certifying as to such facts and agreeing to such notice provisions and other matters as may reasonably be required.

18.       SALE OF LEASED PREMISES. Subject to Section 40 of this Lease, Landlord may sell the Leased Premises and may assign this Lease to a buyer in the event of such sale, and all of the provisions of this Lease as to the rights and obligation of Landlord shall thereupon apply to such purchaser or assignee as the new landlord hereunder, and Landlord shall thereupon be divested of all rights and released from all obligations hereunder. Nothing contained in this Article shall prevent Landlord from assigning this Lease or the revenue derived therefrom to any lender.

19.              ENTRY. Landlord and Landlord's agents and contractors shall have the right at all reasonable times to enter the Leased Premises by pass key or otherwise to examine the Leased Premises, to show the Leased Premises to a potential purchaser of the Leased Premises or a tenant of the Leased Premises, or to make such repairs, decorations, additions or alterations as may be necessary or desirable in the sole judgment of Landlord for the safety, betterment, improvement and/or preservation of the Leased Premises, without in any manner affecting the obligations of Tenant hereunder. No such entry of the Leased Premises or any work performed thereon by Landlord shall cause Landlord to be liable to Tenant or shall entitle Tenant to an abatement or reduction of rent. Landlord will also have the right to place "For Sale" signs on the Building at any time during the term and to place "For Lease" or "For Rent" signs on the Leased Premises during the last six (6) months of the term.

20.              SUBLEASE AND ASSIGNMENT.

(A)       Tenant shall not have the right to sublease the Leased Premises or any part thereof or to assign any or all of its rights hereunder without Landlord's prior written consent. If Tenant desires to enter into a sublease or assignment, then Tenant will immediately deliver to Landlord a request for consent to such sublease or assignment, accompanied by the name and address of the proposed subleasee or assignee, the terms of the proposed sublease or assignment, and a financial statement of the proposed subleasee or assignee. Without limiting the circumstances under which Landlord may withhold its consent to a proposed sublease or assignment, Landlord shall have the right to withhold its consent if (i) a default or any event or circumstance that, with notice or time to cure, will result in a default shall have occurred and be continuing, (ii) the proposed subleasee or assignee does not have net worth that is the same as or equal to the net worth of Tenant as of the execution date of this Lease, or (iii) the proposed sublease or assignment does not require the subleasee or assignee to use the Leased Premises for the same purposes as are required in this Lease or is otherwise not on the same terms and conditions as this Lease. If Landlord consents to any such sublease or assignment, then (i) if the rent and other consideration to be paid by the subleasee or assignee for the sublease or assignment is more than the rent payable hereunder, then Tenant shall pay Landlord one-half of all rent or other consideration payable by the subleasee or assignee that is in excess of the rent payable hereunder promptly upon receiving such excess amounts from the subleasee or assignee, (ii) the subleasee or assignee shall execute an agreement in form and substance satisfactory to Landlord (such agreement may be part of the sublease or assignment) in which such subleasee or assignee agrees that it will be jointly and severally bound to Landlord for the full performance of all of Tenant's obligations under this Lease and that upon notice from Landlord, the subleasee or assignee will pay the rent due under such sublease or assignment directly to Landlord, (iii) Tenant shall deliver to Landlord the a fully executed original of the aforesaid agreement and a fully executed original of the sublease or assignment, if different from the aforesaid agreement, prior to the commencement of the sublease or assignment. For purposes of the indemnity and other provisions of this Lease, a subleasee or assignee will be considered to be an "invitee" of Tenant.

(B)       Without limiting the generality of the prohibition on sublease and assignment set out above, a sublease or assignment will have occurred if at any time during the term, (i) in the case of a tenant that is a corporation, the person or persons that own a majority of the shares of any class of stock of the tenant at the time of the execution of this Lease and their heirs or legatees cease to own a majority of such shares; or (ii) in the case of a tenant that is a partnership or other entity (other than a natural person), the person or persons that own a majority of the total interest in the profits, income, capital, or principal of the entity at the time of the execution of this Lease and their heirs or legatees cease to own a majority interest; or (iii) in the case of a tenant that is not a natural person, the person or persons having management of the tenant at the time of the execution of this Lease cease to have management authority.

(C)       Any sublease or assignment to which Landlord has not consented or that is otherwise not in accordance with the provisions of this Lease shall be void, and will, at Landlord's option, constitute a default hereunder. Notwithstanding any sublease or assignment, Landlord's consent thereto, or Landlord's acceptance of rent from any subleasee or assignee, neither the undersigned Tenant nor any guarantor shall be released from any of its obligations under this Lease or any guaranty, but the undersigned Tenant shall remain primarily liable for the performance of all duties and obligations hereunder, past, present, and future, each guarantor will remain jointly and severally bound under its guaranty.

21.       DEFAULT. Tenant will be in default under this Lease if any one or more of the following events occurs:

(A)           if Tenant fails to pay any installment of rent within ten (10) calendar days after the date on which it is due;

(B)            if Tenant fails to comply with any of the other provisions of this Lease, and if such failure continues for more than fifteen (15) calendar days after notice by Landlord to Tenant of such failure, provided, however, that if two such failures should occur during any twelve-month period and if Landlord gives Tenant notice of such failure on each such occasion, then Tenant shall be in default under this Lease without any notice or opportunity to cure if, during the same twelve-month period, Tenant again violates or fails to comply fully with the same or any other provisions of this Lease; or

(C)            if Tenant vacates or abandons the Leased Premises because of ejectment or otherwise; or

(D)           if Tenant files a voluntary petition in bankruptcy or if a petition for involuntary reorganization and/or bankruptcy is filed against it or if Tenant takes the benefit of any insolvency act, or is dissolved or adjudicated bankrupt, or if a receiver is appointed for its business or its assets, or if Tenant makes an assignment for the benefit of its creditors; or

(E)            if Tenant abandons the Leased Premises or commits or tolerates the commission on the Leased Premises of any nuisance or of any acts of waste, or of any act made punishable by fine or imprisonment under the laws of the State in which the Leased Premises is located or the United States of America, or of any ordinance of the City of Baton Rouge or Parish of East Baton Rouge and Tenant shall fail to remedy the same within thirty (30) days after Tenant shall have been given a written notice specifying the same.

22.       LANDLORD'S REMEDIES UPON DEFAULT.

(A)             Should Tenant be in default hereunder as aforesaid, Landlord shall have the option, without further notice or putting in default, such notice being hereby waived, of invoking any or all of the following rights or remedies: (i) proceeding for all past due rent and damages caused by such default, reserving its right to proceed later for the remaining rent payments becoming due hereunder and to enforce later its legal remedies hereunder, and, at Landlord's option, proceeding for specific performance and/or injunctive relief; or (ii) proceeding for all past due rent and damages caused by such default, declaring all unpaid installments of Monthly Base Rent for the entire term of this Lease immediately due and payable, and proceeding to enforce its rights and remedies hereunder, reserving its right to proceed later for Additional Rent as such amounts become due; or (iii) proceeding for all past due rent and damages caused by such default and canceling and terminating this Lease, which cancellation shall be effective immediately, without putting Tenant in default, Tenant hereby assenting thereto and expressly waiving legal notice to vacate, including, but not limited to, that notice provided for in Louisiana Code of Civil Procedure Article 4701.

(B)             If Landlord elects option A.(iii) and terminates this Lease, then Landlord may re-lease the Leased Premises for such price and on such terms as may be immediately obtainable, and Tenant shall be and remain liable, not only for all rent due and other obligations incurred up to the date of termination, but also for stipulated or liquidated damages for its nonperformance equal to the sum of (i) all expenses that Landlord may incur in re-entering and re-possessing the Leased Premises, making good any default by Tenant, putting the Leased Premises in proper repair and removing Tenant improvements, if Landlord has elected to require such removal, making such reasonable, non-structural modifications as shall be required for any new tenants, protecting and preserving the Leased Premises by placing watchmen and caretakers therein, reletting the Leased Premises, including attorney's fees and disbursements, sheriffs fees, and brokerage fees in doing so, and any and all expenses that Landlord may incur during the occupancy of the new tenant, plus (ii) the amount by which the total amount of all rent that Landlord was to have received under this Lease from the date of termination to the original expiration date of the term, exceeds the fair rental value of the Leased Premises during such period (for purposes of such calculation, the fair rental value of the Leased Premises during any period prior to the time at which Landlord could reasonably have been expected to have placed a tenant in the Leased Premises shall be zero, and if Landlord shall have leased the Leased Premises to a new tenant, then the rental payable by the new tenant shall be deemed to be the fair rental value of the Leased Premises and the period between the termination of this Lease and the commencement of the new lease shall be deemed to be the time within which Landlord could reasonably have been expected to have placed a tenant in the Leased Premises). In any case, Landlord may remove or cause to be removed, at Tenant's expense, all effects from the Leased Premises and store the same in Landlord's or Tenant's name, but at the cost, expense, and risk of Tenant, without liability to Landlord for loss or injury thereto, and without prejudice to Landlord's lien and privilege securing all sums due under this Lease. In addition, should Tenant be in default hereunder, Landlord is hereby irrevocably authorized, to the extent legally permitted, to sell, at public or private sale, with or without legal proceedings, and with or without notice, demand, advertisement, appraisement, or any other formality, any and all of the contents of the Leased Premises, and Landlord may purchase such contents at private sale or for the highest bid at public sale, and the proceeds thereof, after deducting all costs, charges, attorney's fees, and expenses of such sale, shall be applied to the payment of rent, and the balance remaining after the payment of said rent shall belong and be paid to Tenant.

(C)             In addition to, and not in lieu of the foregoing, if Tenant should fail to perform any of its obligations hereunder when such performance is due, Landlord will have the right, but not the obligation, to pay all sums and take all actions that are necessary or desirable to perform such obligation, all at Tenant's cost and expense. Any performance by Landlord of any obligation of Tenant shall not be construed as a modification or waiver of any provision of this Lease, but such obligation shall remain the obligation of Tenant. All sums paid by Landlord and all costs and expenses incurred by Landlord in performing such obligations shall be paid by Tenant to Landlord, as Additional Rent, within ten (10) days after demand therefor by Landlord. Notwithstanding anything to the contrary in the foregoing, Landlord shall have no obligation to perform any of Tenant's obligations and shall not be liable to Tenant or any other person or entity for any failure to do so. In addition, neither the performance of Tenant's obligations under this Lease by Landlord nor Landlord's failure to do so shall constitute a waiver of Landlord's right to exercise any of its remedies for default herein as a result of Tenant's failure, Landlord reserving the right to treat any and all of the events set out in Article 22(A) hereof as a default and to exercise any or all of the remedies set out in this Article upon the occurrence of such an event.

(D)             In addition to any statutory lien for Rent in Landlord's favor, Landlord (the secured party for purposes hereof) shall have and Tenant (the debtor for purposes hereof) hereby grants to Landlord, a continuing security interest for all Rent, and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Leased Premises subject to this Lease (collectively, the "Collateral") and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Rent as well as any and all sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section at public or private sale upon ten (10) days written notice to Tenant which notice Tenant hereby agrees is adequate and reasonable. Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord's discretion to perfect the security interest hereby created, including but not limited to UCC Financing Statements. Any statutory lien for Rent is not hereby waived, the express contractual lien herein being granted in addition and supplementary thereto. Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes. The lien granted herein to Landlord constitutes a first and superior lien and the Tenant further warrants and represents that Tenant will not allow the placing of any other lien upon the property described in this Section without the prior written consent of Landlord. The term lien as used herein includes privileges provided for under Louisiana law.

(E)              All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies granted in this Lease or allowed by law.

23.       NO WAIVER. The failure of Landlord or Tenant to insist in any one or more instances upon a strict performance of any covenant of this Lease shall not be construed as a wavier or relinquishment thereof, but the same shall continue and remain in full force and effect. The waiver by Landlord of any agreement, condition or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision contained in this Lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

24.        TERMINATION. Tenant shall upon the termination of this Lease, by lapse of time or otherwise, return the Leased Premises to Landlord in as good condition as when received, ordinary wear and tear excepted. Tenant hereby waives all notice to vacate under any laws, including, but not limited to, that notice provided for in Louisiana Code of Civil Procedure Article 4701. If Tenant remains in the Leased Premises after the expiration or termination of this Lease for any reason whatsoever without the prior written consent of Landlord, Tenant shall pay to Landlord, as liquidated damages, and not as a penalty, one hundred fifty percent (150%) times the Monthly Base Rent, prorated daily, per day for each day that Tenant occupies any part of the Leased Premises after the date on which this Lease is terminated, together with all Additional Rent that may become due during that period. No holding over by Tenant after the expiration of this Lease shall operate to extend the term, and the provisions of this Article shall not operate as a waiver by Landlord of Landlord's right to enforce a default of the Lease or to evict Tenant.

25.       ATTORNEY'S FEES. Tenant will pay to Landlord as Additional Rent hereunder all reasonable attorney's fees and expenses and all other costs and expenses that may be incurred by Landlord in enforcing any of the obligations of Tenant under this Lease or otherwise by reason of Tenant's failure to perform any of its obligations hereunder or in any litigation or negotiations in which Landlord shall, without its fault, become involved through or because of this Lease. If either party hires an attorney to enforce any provision of this Lease, then the prevailing party shall be entitled to recover from the non-prevailing party all attorney's fees and costs incurred.

26.        NOTICE. Any notice or other communication to be given under this Lease by Landlord to Tenant, or by Tenant to Landlord, shall be considered as duly given and delivered if made in writing, addressed to the other party and mailed via a nationally-recognized overnight delivery carrier, or via United States Registered or Certified Mail, postage prepaid, to the following addresses, or to such other address of Landlord as Landlord may from time to time designate in writing, or to such address of Tenant as Tenant may from time to time designate in writing:

LANDLORD:	Giovanni Mucciacciaro Enterprises, L.L.C. 17607 Bent Tree Ct. Baton Rouge, LA 70810

WITH A COPY TO:	Kurz & Hebert Commercial Real Estate, Inc. 7910 Wrenwood Blvd., Suite D Baton Rouge, LA 70809

TENANT:	Golfsuites Baton Rouge, LLC 2738 Falkenburg Road South Riverview, FL 33578

Notices and other communications by Landlord to Tenant shall also be considered as duly given and delivered if made in writing and delivered by hand to the Leased Premises.

27.         CHOICE OF LAW. This lease is a Contract, to be interpreted and enforced under and in accordance with the laws of the state in which the Leased Premises is located.

28.         SUCCESSORS AND ASSIGNS. The covenants, agreements, stipulations and conditions in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, heirs, successors and assigns, subject to the provisions hereof with respect to Tenant's right to sublease and assign.

29.         LANGUAGE. The language in all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant. Article headings in this Lease are for convenience only and are not to be construed as a part of this Lease or in any way defining, limiting or amplifying the provisions thereof. Landlord and Tenant agree that in the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition herein contained shall not affect the validity of the remainder of the Lease. On each occasion on which this Lease stipulates that an obligation is to be performed within a certain number of days, such days will be calendar days.

30.       LANDLORD AND MORTGAGEE NOTICE OF DEFAULT. Tenant shall not have the right to exercise any default rights or remedies against Landlord unless and until Tenant shall have given Landlord notice of default and shall have afforded Landlord a reasonable time within which to cure such default. Tenant agrees to give any Mortgagee, by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice, Tenant has been notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within a reasonable time, then Mortgagee shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) day period, Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclose-sure proceedings if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

31.       SIGNS. Tenant shall not, without Landlord's prior written consent erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Leased Premises.

All signs shall be kept in good condition and in proper operating order at all times by Tenant at its sole expense and comply with all laws.

32.        LIMITATION OF LIABILITY. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Leased Premises for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, conditions and covenants of this Lease to be observed and/or performed by Landlord. No other assets of the Landlord shall be subject to levy, execution or other procedure for the satisfaction of Tenant's remedies and under no circumstances shall any of Landlord's partners, shareholders, managers or employees have any personal liability for the obligations of Landlord hereunder.

33.        BROKER. Each party represents and warrants to the other that it has incurred no claims for brokerage commissions or finder's fees in connection with this Lease, other than Kurz & Hebert Commercial Real Estate, Inc. and agrees to indemnify the other party against and hold such other party harmless from all liabilities arising from any such claims, including attorneys' fees, asserted by a party claiming to have represented the indemnifying party. Landlord agrees to pay to Kurz & Hebert Commercial Real Estate, Inc., its heirs, successors and/or assigns, a 6% commission on Monthly Base Rent when collected during the Term and all renewals, extensions or options. If the Leased Premises is sold to Tenant, any affiliate or related entity of Tenant or any owner of Tenant, then Landlord shall pay to Kurz & Hebert Commercial Real Estate, Inc. a 6% commission on the sale price at Closing.

34.        JOINT AND SEVERAL LIABILITY. If more than one party signs this Lease as Tenant, each party signing this Lease as Tenant shall be individually and jointly and severally liable for all obligations of Tenant hereunder.

35.         FORCE MAJEURE. If either party hereto is delayed or prevented from the performance of any act required hereunder or the satisfaction of any condition contained herein by reason of an act of God, strike, lockout, labor troubles, plan approval delay, inability to procure materials, restrictive governmental laws or regulations, adverse weather, hurricanes, tropical storms, rising water, inclement weather, state, federal or local governmental action, riots, unstable or unsafe conditions, public insurrection, unusual delay in transportation, delay by the other party or other cause beyond the control of the party obligated to perform (financial inability excepted), then upon notice to the other party the period for the performance of such act or the satisfaction of such condition shall be extended for a period equal to the period of such delay; provided, however, the party so delayed or prevented from performing shall make good faith efforts to remedy the cause of delay and to resume performance. Nothing in this Section shall excuse Tenant from the prompt payment of any rental or other charges required of Tenant hereunder, except as may be expressly provided elsewhere in this Lease and except where the Commencement Date of this Lease is delayed, in which latter case rent and other lease charges shall not begin to accrue until the date of such delayed Commencement Date.

36.        ENVIRONMENTAL RESPONSIBILITY AND INDEMNITY.

(A)       Compliance with Environmental Laws: Tenant shall, at Tenant's sole cost and expense, comply with and maintain the Leased Premises in compliance with all laws pertaining to Hazardous Materials, as defined herein (all such laws are referred to herein as "Environmental Laws"). Tenant shall not cause, permit or suffer any Hazardous Material to be brought upon, treated stored, disposed of, discharged, released, produced, manufactured, generated refined or used upon, about or beneath the Leased Premises or any portion thereof by Tenant, its agents, employees, contractors, customers, permittees or invitees, except for small quantities of cleaning substances commonly available to the general public, however, such substances shall be kept in strict compliance with all Environmental Laws. If Tenant shall breach the covenants provided in this Section, then, in addition to all other rights and remedies which may be available to Landlord under this Lease, law or equity, Landlord may require Tenant to take all actions or to reimburse Landlord for the costs of any and all actions taken by Landlord, as are necessary to comply with all applicable Environmental Laws and to abate any significant present or potential health risk with respect to any activity conducted or permitted on, or any present at, the Leased Premises. Tenant's obligation under this Section shall survive the expiration date or earlier termination of this Lease.

(B)              Hazardous Materials: "Hazardous Materials" means any of the following: a) any flammables, explosive or radioactive materials, chemical substances, pollutants, contaminants or hazardous or toxic wastes, materials or substances or related materials whether solid, liquid or gaseous in nature, including without limitation substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f)-300(j) – 10; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; all amendments, replacements and additions; and in the regulations adopted and publications promulgated pursuant to such laws; b) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto); c) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the state in which the Leased Premises is located or any political subdivision of the state in which the Leased Premises is located; d) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material all as amended; e) petroleum or any by-products thereof; f) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to such law; g) asbestos in any form or condition; h) polychlorinated biphenyls; i) radon; and j) mold or fungi which is known to cause harm to human health.

(C)           Tenant's Responsibility Should Environmental Liens Be Filed Against the Leased Premises: Tenant shall promptly notify Landlord as to any liens threatened or attached against the Leased Premises and shall provide Landlord with accurate and complete copies of all communications with governmental agencies. Tenant authorizes Landlord to directly communicate with governmental agencies regarding condition of the Leased Premises. In the event that a lien is filed against the Leased Premises, then Tenant shall within thirty (30) days from the date that the lien is filed against the Leased Premises, and at any rate prior to the date any governmental agency or other party commences proceedings to foreclose on such lien, either (i) pay the claim and remove the lien from the Leased Premises; or (ii) furnish either (a) a bond satisfactory to Landlord in the amount of the claim out of which the lien arises, (b) a cash deposit in the amount of the claim out of which the lien arises, or (c) other security satisfactory to Landlord in an amount sufficient to discharge the claim out of which the lien arises. If Tenant fails to timely act, Landlord may, but shall not be obligated to, take all actions necessary at Tenant's cost and expense and Tenant shall immediately reimburse Landlord for all costs and expenses incurred.

(D)           Tenant's Agreement to Defend and Indemnify Landlord from any Actions Arising from Tenant's Use of Hazardous Materials: Tenant agrees to protect, indemnify, defend, reimburse and hold harmless (i) Landlord; (ii) any other person who acquires an interest in this Lease whether by an assignment of Landlord's interest in this Lease or otherwise; and (iii) any other person who acquires all or a portion of the Leased Premises at a foreclosure sale or by a conveyance in lieu of foreclosure or otherwise through the exercise of the rights and remedies of Landlord under this Lease; from and against any and all loss, cost, penalty, fine, liability, damage, or expenses (including without limitation litigation expenses and remediation expenses), arising out of or resulting from or in any way connected with (a) the presence of any Hazardous Materials in, at, on, under or about the Leased Premises which presence is attributable to an act or omission of Tenant or Tenant's agents, employees, contractors, licensees or invitees or otherwise as provided in this Lease: (b) any activity conducted or permitted by Tenant; (c) any violation of any Environmental Laws pertaining to the condition of the Leased Premises or any activity thereon to the extent caused by Tenant at any time or caused by anyone else (acting on behalf of Tenant) during the Term of the Lease; (d) the breach of any warranty or covenant or inaccuracy of any representation of Tenant contained in this Lease; or (e) resulting during Tenant's occupancy of the Leased Premises prior to the Term; or (f) any claim, demand or cause of action, or any other action or proceeding, whether meritorious, false, groundless or fraudulent, brought or served against any indemnitee which directly or indirectly relates to, arises from or out of, or is based upon any of the matters described in this Section. These obligations shall survive the expiration date of this Lease or earlier termination of this Lease, the discharge of all other obligations owed by the parties to each other, and transfer of title to the Leased Premises whether by sale, exchange, foreclosure, deed in lieu of foreclosure or otherwise.

(E)            Default Caused by Breached of Environmental Provisions of Lease: Tenant shall be in Default of this Lease and there shall be deemed to be an Event of Default in the event Landlord discovers any breaches under this Lease or any violations of applicable Environmental Laws, including without limitation (i) any contamination of the Leased Premises from Hazardous Materials caused or permitted to be on the Leased Premises by Tenant; or (ii) a violation of any Environmental Laws or the noncompliance with any approved handling procedures with respect to any Hazardous Materials or any other activity conducted or permitted by Tenant at the Leased Premises.

(F)            Remediation. Tenant shall, at its expense, monitor the Leased Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to contamination and promptly notify Landlord if it suspects contamination in the Leased Premises. Any remediation of contamination which is required by law or which is deemed necessary by Landlord, in Landlord's reasonable opinion, shall be performed by Tenant (or by Landlord at Landlord's election and Tenant shall immediately reimburse Landlord for the cost thereof, plus a 5% administrative fee). Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including testing, remediation and consultant and reasonable attorneys' fees and court costs, arising or resulting from (a) any contamination on or about the Leased Premises caused by Tenant; or (b) any breach of this Article by Tenant.

37.        OFAC COMPLIANCE. For purposes of this Section, the term "Affiliated Parties" shall mean Tenant, all persons and entities owning (directly or indirectly) an ownership interest in Tenant, and any and all subsidiaries, predecessors, agents and affiliates thereof. "Blocked Parties" mean any person or entity (A) that is itself or an Affiliated Party of an entity listed in the Annex to, or is otherwise subject to the provisions of, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism ("Executive Order"), (B) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any Patriot Act Related Law (as defined below), (C) who commits, threatens or conspires to commit or support "terrorism" as defined in the Executive Order, (D) that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list. The "Patriot Act Related Laws" are defined as any regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, OFAC' s Specially Designated and Blocked Persons list) or any statute or executive order (including, but not limited to, the Executive Order) designed to limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., including, without limitation Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, as the same may be amended from time to time, and any other governmental law, rule or regulation implementing such laws or purposes. Tenant hereby represents and warrants to the best of its knowledge that Tenant and all Affiliated Parties (i) have never been a Blocked Party, and (ii) have been and are currently in full compliance with all Patriot Act Related Laws. Tenant covenants that neither Tenant nor any of its Affiliated Parties will do any of the following: (i) conduct any business or engage in any transaction or deal with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Patriot Act Related Law.

38.            ADA COMPLIANCE. Tenant shall promptly notify Landlord, and provide Landlord with copies (if applicable) within ten (10) days after receipt by Tenant, of the following: (a) any notices alleging violation of the Americans with Disabilities Act of 1990 (the "ADA"), (b) any claims made or threatened in writing regarding noncompliance with the ADA, or (c) any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA, in each case relating to any portion of the Leased Premises. Tenant, at its sole cost and expense, (i) shall ensure that its construction drawings and final working drawings, including any and all changes thereto, comply with the ADA, and (ii) shall be responsible for complying with the ADA, including any amendments thereto, with respect to the Leased Premises subsequent to the Lease Commencement Date. Any alterations to the Leased Premises made by Tenant for the purpose of complying with the ADA shall be done in accordance with this Lease. Neither Landlord's approval of Tenant's construction drawings or final working drawings, or any changes thereto, nor Landlord's consent to any alterations, will constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA with respect to the Leased Premises, or a representation or confirmation by Landlord that such constructions drawings or final working drawings, or any changes thereto, or such alterations comply with the provisions of the ADA.

39.            MISCELLANEOUS.

(A)           Relationship of the Parties. Nothing contained in this Lease shall be construed by the parties hereto, or any other person or entity, as constituting the parties as principal and agent, partners, or joint venturers, nor shall anything herein render either party liable for the debts and obligations of the other party.

(B)           Invalidity. If any provision of this Lease is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of the Lease will not be affected or impaired, and in lieu of each provision which is found to be illegal, invalid or unenforceable, there will be added as a part of this Lease a provision as similar to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(C)           Consent. Unless otherwise specifically provided for in this Lease, any time the consent, approval or agreement is required from Landlord and/or Tenant in this Lease, such consent, approval or agreement shall not be unreasonably withheld, conditioned or delayed.

(D)           No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it. Nor shall said Lease be construed against Tenant merely because Tenant contributed to its preparation.

(E)            Gender. Whenever the sense of this Lease so requires, the use of (a) the singular number shall be deemed to include the plural, (b) the masculine gender shall be deemed to include the feminine or neuter gender, and (c) the neuter gender shall be deemed to include the masculine or feminine gender.

(F)            Headings. The Section headings herein are for convenience or reference only, and do not confine, limit or construe the contents of the Section.

(G)           Entire Agreement. This Lease contains the entire agreement between the parties and cannot be changed, modified or terminated orally. All prior understandings, terms and conditions are deemed merged in this Lease. No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lending institution providing financing for the Leased Premises, provided that no such modifications will materially adversely affect Tenant's rights and obligations under this Lease.

(H)           Counterparts and Execution. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument. The parties agree to accept as originals .PDF transmission, email, facsimile or other electronic transmission of an executed counterpart of this Lease which shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for all purposes of enforcement and construction of this Lease.

(I)              No Recordation. Tenant's recordation of this Lease without the written consent of Landlord will be void and an event of default under this Lease. Tenant may record a short form of this Lease (Notice of Lease), but shall be responsible for all recording costs, and all costs associated with terminating the effectiveness of such short form lease.

(J)             Time of Essence. Time is of the essence of each and every provision of this Lease.

(K)           Authority. Landlord and Tenant hereby respectively represent to the other that each has the capacity and authority to enter into this Lease and the party signing on its behalf is so authorized.

(L)            Permits. Tenant shall apply for and obtain all permits and licenses necessary for the conducting of Tenant's business and for any approved modifications or improvements to the Leased Premises, and Tenant shall not violate any zoning or other laws now or hereafter in effect. Tenant shall have no authority to change or modify the tax lot or zoning of the Leased Premises without express written consent of Landlord.

(M)         Zoning and Other Ordinances. This Lease is subject to all servitudes and restrictions of record and all laws, zoning ordinances and other ordinances now or hereafter in effect and governing the use and occupancy of the Leased Premises.

40.             RIGHT OF FIRST REFUSAL.

Landlord hereby grants to Tenant the continuing right of first refusal to purchase the Leased Premises under the terms and conditions offered by a third party to Landlord, which Landlord wants to accept. Tenant may exercise such right, by written notice to Landlord, given not later than fifteen (15) days after Tenant's receipt of written notice of the terms of such third-party offer from Landlord. Such notice from Landlord to Tenant shall be given to Tenant prior to Landlord accepting any offer to sell, must be in writing and must state the relevant terms and conditions of the offer. If Tenant timely accepts the Landlord's offer, then Landlord and Tenant shall enter into a purchase and sale agreement on the same terms of the offer and proceed to complete the sale from Landlord to Tenant on the terms of the offer or other mutually agreed upon terms and deadlines. If Tenant declines to exercise its right of first refusal or fails to timely respond within the fifteen (15) day period, then Landlord can proceed with sale of the Leased Premises to the party that made the offer, provided the sale is made for the same price and substantially same terms set forth in the written offer provided by Landlord to Tenant and Tenant's right of first refusal shall continue as to all subsequent owners and sales, except as provided in this Section. If Landlord changes the price or fails to close on the sale of the Leased Premises within one year after Tenant declines or waives its Right of First Refusal, then Landlord shall again provide Tenant with written notice of such offer, Tenant shall again have the right to exercise its Right of First Refusal and the parties shall again follow the same procedures. This Right of First Refusal shall not apply to transfers by Seller (i) to Giovanni Mucciacciaro, (ii) to children of Giovanni Mucciacciaro, (iii) to entities owned or controlled by Giovanni Mucciacciaro or children of Giovanni Mucciacciaro or (iv) for tax or succession purposes.

41.             GUARANTY.

Golfsuites 1, Inc., the undersigned guarantor (hereinafter referred to as "Guarantor") hereby irrevocably, solidarily, and jointly and severally guarantees the full and punctual payment of all rent and other charges by Tenant and the full and punctual performance of all other obligations by Tenant under this Lease throughout the term of this Lease (the rent and other charges due by Tenant and Tenant's other obligations under the Lease are, collectively, the "Obligations"), hereby binding itself jointly, severally with Tenant therefor, as if an original promissory and Tenant. Guarantor waives all requirements of demand and putting in default, all pleas of division and discussion, and all right to demand security from the principal obligor. This guarantee shall be and remain in effect until all of the Obligations have been fully performed and satisfied, and Guarantor's obligations and liability under this Article 41 shall be open and continuous for so long as any of the Obligations remain outstanding.

Landlord may, at any time and from time to time, without the consent of or notice to Guarantor, extend the time for payment or performance of any Obligations, modify the terms of the Lease and/or of any of the Obligations, waive or release any security or otherwise grant nay other indulgences, and no such action shall diminish or affect Guarantor's obligations hereunder, and Guarantor waives demand for payment of the Obligations, notice of nonpayment or nonperformance, notice of intention to accelerate charges, notice of acceleration, protest and notice of protest, notice of institution of any suit or other action by Landlord, and any and all other notices and demands.

Guarantor's obligations and liabilities under this Lease shall not be released, impaired, reduced, or otherwise affected by, and shall continue in full force and effect notwithstanding:

(A)             the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, or lack of authority of Tenant (or anyone acting on Tenant's behalf);

(B)              any payment by Tenant or any other party to Landlord that is held to constitute a preferential transfer or a fraudulent conveyance under any applicable law, or any such amounts or payments which, for any reason, Landlord is required to refund or repay to Tenant or to any other person; or

(C)              any dissolution of Tenant, or any sale, lease, or transfer of all or any part of Tenant's assets.

This Lease and Guarantor's obligations and liabilities hereunder shall continue to be effective, and/or shall automatically and retroactively be reinstated, if a release or discharge has occurred, or if at any time, any payment or part thereof to Landlord or any other person or entity with respect to any Obligations, is rescinded or must otherwise be restored by Landlord pursuant to any insolvency, bankruptcy, reorganization, receivership, or any other debt relief granted to Tenant. In the event that Landlord or any other person or entity must rescind or restore any payment received in total or partial satisfaction of the Obligations, any prior release or discharge from the terms of this Lease given to Guarantor shall be without effect, and this Lease and Guarantor's obligations and liabilities hereunder shall automatically and retroactively be renewed and/or reinstated and shall remain in full force and effect to the same degree and extent as if such a release or discharge had never been granted. It is the intention of Landlord and Guarantor that Guarantor's obligations and liabilities hereunder shall not be discharged except by Guarantor's and/or Tenant's full and complete performance and satisfaction of such obligations and liabilities, and then only to the extent of such performance. Guarantor's address is: 2738 Falkenburg Road South, Riverview, FL 33578.

IN WITNESS WHEREOF, Landlord has executed this Agreement on the 11th day of February, 2021 in the presence of the undersigned competent witnesses on the date provided for below.

WITNESSES:		LANDLORD: GIOVANNI MUCCIACCIARO ENTERPRISERS, L.L.C.

/s/ Sherry O. Russell
Printed Name:	Sherry O. Russell	By:	/s/ Giovanni Mucciacciaro
		Name:	Giovanni Mucciacciaro
/s/ Kaye Cifreo		Its:	Authorized Member
Printed Name:	Kaye Cifreo

IN WITNESS WHEREOF, the Tenant has executed this Agreement on the 9th day of February, 2021 in the presence of the undersigned competent witnesses on the date provided for below.

TENANT: GOLFSUITES BATON ROUGE, LLC

/s/ Michael Zylstra
Printed Name:	Michael Zylstra	By:	/s/ Nicholas V. Flanagan
		Name:	Nicholas V. Flanagan
/s/ Grace Zylstra		Its:	Manager
Printed Name:	Grace Zylstra

IN WITNESS WHEREOF, the Guarantor hereto has executed this Agreement on the 9th day of February, 2021 in the presence of the undersigned competent witnesses on the date provided for below.

GUARANTOR: GOLFSUITES 1, Inc.

/s/ Michael Zylstra
Printed Name:	/s/ Michael Zylstra	By:	/s/ Nicholas V. Flanagan
		Name:	Nicholas V. Flanagan
/s/ Grace Zylstra		Its:	Vice-President
Printed Name:	Grace Zylstra

ACKNOWLEDGMENT BY LANDLORD

STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

Be it known that on this 11th day of February, 2021, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, and in the presence of the witnesses hereinafter named and undersigned, personally came and appeared Giovanni Mucciacciaro in his capacity as authorized member of Giovanni Mucciacciaro Enterprises, L.L.C., the Landlord herein, to me known to be the identical person subscribing his/her name to the fore-going instrument, who declared and acknowledged unto me, Notary, that he/she freely and voluntarily executed the foregoing instrument in such capacity for the uses and purposes therein and with due authority.

/s/ Steven Jess Sperry
NOTARY PUBLIC

Name:
I.D. /BAR #:

Steven Jess Sperry, Notary Public
LA Bar Roll No.: 19161
Commissioned for East Baton Rouge, Louisiana
Qualified to act Statewide
My Commission is for Life.

ACKNOWLEDGMENT BY TENANT

STATE OF Tennessee

PARISH/COUNTY OF Williamson

Be it known that on this 9th day of February, 2021, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, and in the presence of the witnesses hereinafter named and undersigned, personally came and appeared Nicholas Flanagan in his/her capacity as manager of Golfsuites Baton Rouge, LLC, the Tenant herein, to me known to be the identical person subscribing his/her name to the foregoing instrument, who declared and acknowledged unto me, Notary, that he/she freely and voluntarily executed the foregoing instrument in such capacity for the uses and purposes therein and with due authority.

/s/ Joseph Lee Richardson
NOTARY PUBLIC

Name:	Joseph Lee Richardson
I.D. /BAR #:	02//19/2024

ACKNOWLEDGMENT BY GUARANTOR

STATE OF Tennessee
COUNTY OF Williamson

Be it known that on this 9th day of February, 2021, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, and in the presence of the witnesses hereinafter named and undersigned, personally came and appeared Nicholas Flanagan in his/her capacity as Vice-President of Golfsuites 1, Inc., the Guarantor herein, to me known to be the identical person subscribing his/her name to the foregoing instrument, who declared and acknowledged unto me, Notary, that he/she freely and voluntarily executed the foregoing instrument in such capacity for the uses and purposes therein and with due authority.

/s/ Joseph Lee Richardson
NOTARY PUBLIC

Name:	Joseph Lee Richardson
I.D. /BAR #:	02//19/2024

EXHIBIT A

[Leased Premises]

01/24/94 14:50 MCLIN LAND SURVEYING, INC. 002
352871
Scale: 1"=20'
S25°56'11"W 607.39'
Barb Wire Fence
Louisiana & Arkansas Railroad
1009.58'
S56°30'29"E
30' Dirt Privilege
Tract "A"
16.91 Ac.
1209.73'
N65°06'43"W
L=288.61'
R=4029.72'
L=288.61'
R=4029.72'
Siegen Lane
55.95'
N57°53'36"E
Map Showing Survey
of
Tract "A"
Located in Sec. 54, T8S-R1E, G.L.D., East Baton Rouge Parish, La.
for
Giovanni Mucciacciaro
Basis for Bearings:
Bearings Based on "Survey Map for Dr. James A. Durand ..."
by Alex Theriot, Jr., R.L.S. dated Sept. 5, 1972
1/24/94
MCLIN